Exhibit Number

99.1

COMMUNITY HEALTH SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On March 5, 2026, CHS/Community Health Systems, Inc. (“CHS”), a wholly-owned subsidiary of Community Health Systems, Inc. (the “Company”), entered into an asset purchase agreement, (the “Purchase Agreement”), with Freeman-Oak Hill Health System, d/b/a Freeman Health System (the “Purchaser”), providing for the Purchaser's acquisition of substantially all of the assets and assumption of certain liabilities from certain subsidiaries of CHS related to (i) Northwest Medical Center - Bentonville in Bentonville, Arkansas, (ii) Northwest Medical Center - Springdale in Springdale, Arkansas, (iii) Northwest Medical Center - Willow Creek Women’s Hospital in Johnson, Arkansas, and (iv) Siloam Springs Regional Hospital in Siloam Springs, Arkansas, and the associated outpatient centers and practices (collectively, the “Facilities”) (the transactions contemplated by the Purchase Agreement, the “Transaction”). On June 1, 2026, the Transaction was completed pursuant to the terms of the Purchase Agreement. The purchase price paid to CHS in connection with the closing of the Transaction, after giving effect to estimated working capital, the assumption of finance leases by the Purchaser and before certain transaction expenses, was $110 million in cash (subject to a post-closing working capital adjustment).

The Company has determined that the operations of the Facilities that were divested in the Transaction do not meet the definition of discontinued operations pursuant to Financial Accounting Standards Board Accounting Standards Codification 205 (ASC 205), “Presentation of Financial Statements.”

The accompanying unaudited pro forma condensed consolidated balance sheet of the Company is presented as if the Transaction had occurred as of March 31, 2026. The estimated loss on sale in connection with the Transaction is reflected in the unaudited pro forma condensed consolidated balance sheet within accumulated deficit.

The accompanying unaudited pro forma condensed consolidated statement of loss for the three months ended March 31, 2026 and statement of income for the year ended December 31, 2025 (the “Pro Forma Periods”) includes certain pro forma adjustments to illustrate the estimated effect of the Company’s disposition, as if the Transaction had occurred on January 1, 2025. The amounts included in the historical columns represent the Company’s historical balance sheet and statement of income (loss) for the Pro Forma Periods presented.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the Transaction, as if management’s actions were carried out in previous reporting periods.

The unaudited pro forma condensed consolidated financial information is subject to the assumptions and adjustments described in the accompanying notes. These assumptions and adjustments are based on information presently available. Actual adjustments may differ materially from the information presented. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company for each period presented and in the opinion of the Company’s management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had events reflected been completed as of the dates indicated, and may not be useful in predicting the impact of the Transaction on the future financial condition and results of operations of the Company due to a variety of factors. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s financial statements for the three months ended March 31, 2026, included in the Company's Quarterly Report on Form 10-Q filed on April 22, 2026, and the Company's financial statements for the year ended December 31, 2025, included in the Company’s Annual Report on Form 10-K filed on February 19, 2026.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(In millions)

	March 31, 2026
		Pro Forma
	As Reported	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$712	$107	a	$819
Patient accounts receivable	2,139	-		2,139
Supplies	275	-		275
Prepaid income taxes	-	-		-
Prepaid expenses and taxes	226	-		226
Other current assets	421	(24)	b	397
Total current assets	3,773	83		3,856
Property and equipment	8,088	-		8,088
Less accumulated depreciation and amortization	(3,887)	-		(3,887)
Property and equipment, net	4,201	-		4,201
Goodwill	3,130	-		3,130
Deferred income taxes	29	-		29
Other assets, net	2,047	(198)	b	1,849
Total assets	$13,180	$(115)		$13,065

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current maturities of long-term debt	$29	$-		$29
Current operating lease liabilities	97	-		97
Accounts payable	790	-		790
Income tax payable	53	(7)	c	46
Accrued liabilities:
Employee compensation	465	-		465
Accrued interest	178	-		178
Other	955	(60)	b	895
Total current liabilities	2,567	(67)		2,500
Long-term debt	10,127	-		10,127
Deferred income taxes	25	-		25
Long-term operating lease liabilities	504	-		504
Other long-term liabilities	922	-		922
Total liabilities	14,145	(67)		14,078
Redeemable noncontrolling interests in equity of consolidated subsidiaries	260	-		260
STOCKHOLDERS’ DEFICIT
Community Health Systems, Inc. stockholders’ deficit:
Preferred stock	-	-		-
Common stock	1	-		1
Additional paid-in capital	2,183	-		2,183
Accumulated other comprehensive loss	(10)	-		(10)
Accumulated deficit	(3,628)	(48)	d	(3,676)
Total Community Health Systems, Inc. stockholders’ deficit	(1,454)	(48)		(1,502)
Noncontrolling interests in equity of consolidated subsidiaries	229	-		229
Total stockholders’ deficit	(1,225)	(48)		(1,273)
Total liabilities and stockholders’ deficit	$13,180	$(115)		$13,065

Unaudited Pro Forma Condensed Consolidated Statement of Loss
(In millions, except per share amounts)

	Three Months Ended March 31, 2026
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$2,965	$(111)	e	$2,854
Operating costs and expenses:
Salaries and benefits	1,322	(49)	e	1,273
Supplies	441	(18)	e	423
Other operating expenses	828	(36)	e	792
Lease cost and rent	69	(4)	e	65
Depreciation and amortization	114	(4)	e	110
Impairment and (gain) loss on sale of businesses, net	(90)	-		(90)
Total operating costs and expenses	2,684	(111)		2,573
Income from operations	281	-		281
Interest expense, net	213	-		213
Gain from early extinguishment of debt	8	-		8
Equity in earnings of unconsolidated affiliates	(4)	-		(4)
Income before income taxes	64	-		64
Provision for income taxes	89	-	c	89
Net loss	(25)	-		(25)
Less: Net income attributable to noncontrolling interests	33	-		33
Net loss attributable to Community Health Systems,
Inc. stockholders	$(58)	$-		$(58)
Loss per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$(0.43)			$(0.43)
Diluted	$(0.43)			$(0.43)
Weighted-average number of shares outstanding:
Basic	134			134
Diluted	134			134

Unaudited Pro Forma Condensed Consolidated Statement of Income
(In millions, except per share amounts)

	Year Ended December 31, 2025
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$12,485	$(415)	e	$12,070
Operating costs and expenses:
Salaries and benefits	5,412	(186)	e	5,226
Supplies	1,864	(71)	e	1,793
Other operating expenses	3,424	(140)	e	3,284
Lease cost and rent	277	(11)	e	266
Depreciation and amortization	426	(14)	e	412
Impairment and (gain) loss on sale of businesses, net	(406)	55	d	(351)
Total operating costs and expenses	10,997	(367)		10,630
Income from operations	1,488	(48)		1,440
Interest expense, net	870	(2)	e	868
Gain from early extinguishment of debt	(97)	-		(97)
Equity in earnings of unconsolidated affiliates	(9)	-		(9)
Income before income taxes	724	(46)		678
(Benefit from) provision for income taxes	48	(9)	c, d	39
Net income attributable to Community Health Systems,	676	(37)		639
Less: Net income attributable to noncontrolling interests	167	-		167
Net income attributable to Community Health Systems,
Inc. stockholders	$509	$(37)		$472
Earnings per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$3.81			$3.53
Diluted	$3.77			$3.50
Weighted-average number of shares outstanding:
Basic	134			134
Diluted	135			135

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial information:

a)
Adjustment represents consideration received from the sale of the Facilities of approximately $110 million, net of transaction expenses of $3 million.
b)
Adjustments represent the elimination of assets and liabilities held for sale attributable to the Facilities.
c)
Adjustments represent the impact to income taxes associated with the sale of the Facilities. The income tax impact rounds to zero for the three months ended March 31, 2026 as it relates to the elimination of revenues, costs and expenses set forth in Note (e). For the twelve months ended December 31, 2025, there was an income tax benefit of approximately $2 million related to the elimination of revenues, costs and expenses set forth in Note (e) as well as an income tax benefit of approximately $7 million related to the sale. The estimated tax effect of pro forma adjustments is calculated at the statutory rate for the respective period adjusted for discrete impacts including changes in valuation allowances.
d)
Adjustments reflect a $55 million pre-tax loss ($48 million after tax) on sale of the Facilities calculated as follows:

Consideration received	$110
Less: Transaction expenses	(3)
Less: Carrying value of the Facilities	(119)
Less: Goodwill allocated to sale of the Facilities	(43)
Pro forma loss before income taxes	(55)
Provision for income taxes	7
Pro forma net loss on sale of the Facilities	$(48)

e)
Adjustments reflect the elimination of revenues, costs and expenses directly attributable to the Facilities. Adjustments do not include certain general corporate overhead costs previously allocated to the Facilities that will have a continuing effect on the Company post-closing.